RESURGENCE PROPERTIES INC. ANNOUNCES SHAREHOLDER APPROVAL OF PLAN OF
      LIQUIDATION AND DISSOLUTION AND THE FIRST IN A SERIES OF LIQUIDATING
                          DIVIDENDS OF $2.25 PER SHARE


FOR IMMEDIATE RELEASE

Contact:

Jay L. Maymudes
Wexford Management LLC
(203) 862-7000

Greenwich, CT (September 26, 1997)--Resurgence  Properties Inc. (NASDAQ SmallCap
Market: RPIA) announced at its annual meeting of shareholders held today, that the shareholders approved a plan of complete liquidation and dissolution of the Company (the "Plan") and elected all of the nominees to the board of directors.

Among the key features of the Plan are: (1) the cessation of all business activities, other than those in furtherance of the Plan; (2) the sale or disposition of all of the Company's assets; (3) the satisfaction of all outstanding liabilities; (4) the payment of liquidating distributions to shareholders in complete redemption of the Common Stock and; (5) the filing of Articles of Dissolution.

Resurgence also announced today the first in a series of liquidating dividends on its Common Stock of $2.25 per share to shareholders of record as of October 7, 1997. The dividend will be paid on October 16, 1997.

Resurgence is engaged in diversified real estate activities including the ownership, operation and management of retail, office, industrial/warehouse and multi-family real estate located throughout the United States, and investments in mortgage loans. Resurgence was formed as a result of the consummation of the Chapter 11 reorganization of Liberte Investors (f/k/a Lomas and Nettleton Mortgage Investors) on April 7, 1994. Pursuant to the reorganization, Liberte transferred most of its assets to Resurgence. Resurgence is managed and administered by Wexford Management LLC.